Exhibit 12.1

Compound Real Estate Bonds II, Inc.

1185 Avenue of the Americas, 3rd floor

New York, NY 10036

September 3, 2026

Re: Form 1-A Offering Statement

Ladies and Gentlemen:

Dodson Robinette, PLLC dba Crowdfunding Lawyers has acted as counsel to Compound Real Estate Bonds II, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) relating to the sale by the Company of up to a maximum of $75,000,000 of unsecured promissory notes issued by the Company. This opinion is being delivered in accordance with the requirements of Part III of Form 1-A. The unsecured promissory notes described above may collectively be referred to herein as the “bonds” and each, individually, as an “bond.”

In rendering this opinion, we have examined (i) the Offering Statement and the exhibits thereto, (ii) certain resolutions of the manager of the Company, relating to the issuance and sale of the bonds, and (iii) such other records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to certain factual matters, we have relied upon resolutions and representations of the manager of the Company and have not sought independently to verify such matters.

Based on the foregoing, we are of the opinion that when sold and issued against payment therefor as described in the Offering Statement, the bonds will be validly authorized, legally issued, and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion that any document is legal, valid and binding is qualified as to:

a)	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

b)	rights to indemnification and contribution which may be limited by applicable law or equitable principles; and

c)	general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

Our opinion herein is expressed solely with respect to the laws of the state of Florida, as currently in effect, and we express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. No opinion is being rendered hereby with respect to the truth, accuracy or completeness of the Offering Statement or any portion thereof.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the bonds, the Offering Statement, or the circular included therein.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act of 1933 or the rules and regulations of the Commission issued thereunder with respect to any part of the Offering Statement, including this opinion as an exhibit or otherwise.

Sincerely,

/s/ Dodson Robinette, PPLC

DODSON ROBINETTE, PLLC